EXHIBIT 99.1

                                  NEWS RELEASE


                       Investor Relations Contact: Susan Spratlen (972) 444-9001


               Pioneer Provides Update to Fourth Quarter Guidance

Dallas, Texas, January 10, 2003 -- Pioneer Natural Resources Company ("Pioneer")(NYSE:PXD) today updated its fourth quarter 2002 outlook based on current expectations and partial quarter actual results. The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual results to differ materially from the following statements. The last paragraph of this news release addresses certain of the risks and uncertainties to which the Company is subject.

Fourth quarter production is expected to average approximately 117 thousand barrels per day on an oil equivalent basis. Pioneer's production from the Canyon Express project was lower than originally estimated as a result of start-up operational issues delaying the production ramp-up until late in the fourth quarter and a delay in initiating production from one of Pioneer's six wells in the project. Pioneer's net Canyon Express production is now achieving expected levels, averaging over 100 million cubic feet per day with five of its six wells producing. The Company expects the sixth well to be brought on production during the first quarter.

The Company's fourth quarter realized price for oil, including the effects of hedges, is expected to average approximately $22.90 to $23.10 per barrel. Pioneer's fourth quarter realized price for natural gas liquids is expected to range from $16.00 to $16.20 per barrel. The Company's fourth quarter realized price for gas, including the effects of hedges, is expected to average approximately $2.65 to $2.85 per thousand cubic feet. Fourth quarter lease operating expenses (including production and ad valorem taxes) are expected to average approximately $4.45 to $4.65 per barrel oil equivalent (BOE). Depreciation, depletion and amortization expense is expected to range from $5.50 to $5.75 per BOE. General and administrative expense is expected to be approximately $14 million. Interest expense is expected to be approximately $24 million. Cash taxes for the fourth quarter are expected to be no more than $1 million as the Company continues to benefit from the carryforward of prior years' net operating losses in the U.S. and Canada.

Total exploration and abandonment expense is expected to be approximately $27 million after including charges related to an unsuccessful well on the Lightning prospect, the first of three prospects Pioneer is drilling near its Falcon field in the deepwater Gulf of Mexico.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.


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